Exhibit 10z*

C. R. Bard, Inc. Management Stock Purchase Plan

As Amended and Restated December 8, 1999

Article 1. Establishment and Objectives

    Establishment of the Plan. C. R. Bard, Inc., a New Jersey corporation, hereby estabhishes, effective January 1, 1998, the C. R. Bard, Inc. Management Stock Purchase Plan (the "Plan"), as set forth in this document. The Plan provides a mechanism for deferral of the receipt of certain bonuses through mandatory and voluntary purchases of restricted stock.

    Objectives of the Plan. The objectives of the Plan are to link the interests of Participants to those of the Company's stockholders; to allow Participants to share in the success of the Company; and to assist in fulfilling the Company stock ownership requirements of Participants.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

"Applicable Fair Market Value" means the lower of (a) the Fair Market Value on the first business day in July of the calendar year preceding the date the bonus otherwise would have been payable; or (b) the Fair Market Value on the date the bonus otherwise would have been payable.

"Board" means the Board of Directors of the Company.

"Bonus Plan" means the Executive Bonus Plan, the Executive Inventive Plan, or any other bonus plan or arrangement of the Company designated by the Committee.

"Change of Control" of the Company means a change of control of the nature that would be required to be reported in response to item 1(a) of the Current Report on Form 8-K as in effect on the Effective Date pursuant to Section 13 or 15(d) of the Exchange Act, provided that, without limitation, a "Change of Control" shall be deemed to have occurred if (i) any person shall become the beneficial owner, as those terms are defined herein, of capital stock of the Company, the voting power of which constitutes 20% or more of the general voting power of all of the Company's outstanding capital stock or (ii) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reasons to consitute at least a majority of the Board.

"Premium Shares" means Shares credited to a Participant's Deferral Account which are initially subject to forfeiture as provided in Section 6.2 or Section 6.3.

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"Retirement" means normal or early retirement under the terms of a pension plan of the Company or voluntary termination of employment, provided that in each case the Company must have given its prior consent to treat the person's termination of employment as a Retirement.

"Shares" means the shares of common stock, $.25 per value, of the Company.

"Subsidiary" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Article 3. Administration

    The Committee. The Plan shall be administered by the Committee. The Committee (unless otherwise determined by the Board) shall satisfy the "nonemployee director" requirements of Rule 16b-3 under the Exchange Act and the regulations thereunder and the "outside director" provisions of Code Section 162(m, or any successor regulations or provisions. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall act by a majority of its members at the time in office and eligible to vote on any particular matter, and such action may be taken either by a vote at a meeting or in writing without a meeting.

    Authority of the Committee. Except as limited by law and subject to the provisions herein, the Committee shall have full power to construe and interpret the Plan and any agreement or instrument entered into under the Plan, and establish, amend or waive rules and regulations for the Plan's administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee may delegate its authority to the extent permitted by law and sonsistant with Section 3.1. (Without limiting the generality of the foregoing, in the event of a subdivision or consolidation of outstanding Shares or the payment of a stock dividend or other change affecting the Shares, such adjustments shall be made as shall be deemed equitable by the Committee to give proper effect to such event).

    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its stockholders, the Board, all Subsidiaries, employees, participants and their estates and beneficiaries.

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